Exhibit 23.3





We consent to the incorporation by reference in this Registration Statement (No. 333-64158) on Form S-3 of Mirant Corporation of our report dated September 8, 1998, with respect to the balance sheet of Berliner Kraft-und Licht (Bewag)- Aktiengesellschaft, Berlin, as of June 30, 1998 and the related statements of profit and loss and cash flows for the year ended June 30, 1998, which report appears in exhibit 99 of Mirant Corporation's Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2000 and to the reference to our firm under the heading "Experts" in such registration statement.



/s/ KPMG Deutsche Treubaud-Gesellschaft
Aktiengesellschaft,
Wirtschaftsprufungsgesellschaft
Berlin, Germany
July 30, 2001